Filed Pursuant to Rule 424(b)(3)
SEC File #333-217130

1st FRANKLIN FINANCIAL CORPORATION

VARIABLE RATE
SUBORDINATED DEBENTURES

PERIODS OF APRIL 19, 2018 THRU APRIL 25, 2018
AND
APRIL 26, 2018 THRU MAY 2, 2018

Period of April 19, 2018 Thru April 25, 2018
	Effective Yield (a)	Interest Rate (b)	Interest Adjustment Period (c)	Minimum Investment Amount

	1.51	1.50	1 Month	$500.00
	1.51	1.50	3 Months	$500.00
	2.02	2.00	6 Months	$500.00
	2.28	2.25	1 Year	$500.00
	2.79	2.75	2 Years	$500.00
	3.05	3.00	4 Years	$500.00

Period of April 26, 2018 Thru May 2, 2018
	Effective Yield (a)	Interest Rate (b)	Interest Adjustment Period (c)	Minimum Investment Amount

	1.51	1.50	1 Month	$500.00
	1.51	1.50	3 Months	$500.00
	2.02	2.00	6 Months	$500.00
	2.28	2.25	1 Year	$500.00
	2.79	2.75	2 Years	$500.00
	3.05	3.00	4 Years	$500.00

(a)	Compounded daily based on 365/366 year.
(b)	Interest is earned daily, and will be paid promptly upon a holder’s request, otherwise principal and interest are payable at maturity.
(c)

At the end of this period, the interest rate will be adjusted.  Debentures mature four years from their date of issue, subject to earlier redemption as provided for therein.  Redemption at any other time is at the discretion of the Company and is subject to an interest penalty.  Absent redemption by the holder at maturity, the term of the Debenture will be extended for one four-year period, subject to the same redemption rights.

This is not an offer to sell, or the solicitation of an offer to purchase, these securities.  Any offer or sale will be made only by a prospectus, which is available by visiting us at 135 East Tugalo Street, Toccoa, Georgia, by writing us at P.O. Box 880, Toccoa, Georgia 30577 or by calling us at (706) 886-7571 or (800) 282-0709 (toll-free).

We are not a bank, and investments are not bank deposits or obligations and are not insured by the FDIC, SPIC or any other federal or state agency.  Investors must rely on the Company’s ability to pay principal and interest on the Debentures.

Prospectus Supplement Dated April 19, 2018